                                                                   EXHIBIT 23.3




Consent of Independent Auditors

The Board of Directors
CNET, Inc.



We consent to the use of our reports dated June 18, 1999, except as to Note 11(c) which is as of June 25, 1999, relating to the balance sheets of SNAP! LLC as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports are incorporated herein by reference, and to the references to our firm under the heading "Experts" in the registration statement.



                                                                        KPMG LLP



San Francisco, California
July 14, 1999